UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2010

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road Moon Township, Pennsylvania		15108
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 1, 2010, Atlas Pipeline Partners, L.P. (the “Partnership”) entered into Amendment No. 3 (the “Third Amendment”) to the Revolving Credit and Term Loan Agreement dated as of July 27, 2007 among the Partnership, Wells Fargo Bank, N.A., as administrative agent, and the lenders and guarantors thereunder (as amended, the “Credit Agreement) governing its credit facility.

The Third Amendment:

•

increases the amount the Partnership is permitted to invest in Laurel Mountain Midstream, LLC (“Laurel Mountain”), in which the Partnership will own a 49% equity interest, with respect to the fiscal year ending December 31, 2010 from $10 million to $60 million, with any unused amount being carried forward to the next year;

•

amends the definition of Consolidated EBITDA to include premiums associated with hedging agreements permitted under the Credit Agreement not to exceed 15% of Consolidated EBITDA, and to exclude net after-tax gains or losses attributable to a disposition of assets other than in the ordinary course of business; and

•

effective upon the closing of the previously announced sale of the Partnership’s Elk City system to Enbridge Energy Partners, L.P., adjusts the maximum Senior Secured Leverage Ratio to 2.75:1.00; the minimum Coverage Ratio to 2.50:1.00; and the maximum Leverage Ratio to 4.75:1.00.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, which is attached as an exhibit and is incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 3 to Revolving Credit and Term Loan Agreement dated as of September 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC
its General Partner

Dated: September 1, 2010	/s/ Eric T. Kalamaras
	By:	Eric T. Kalamaras
	Title:	Chief Financial Officer

3